Exhibit 21

List of Subsidiaries

Company Name	State of Incorporation
Prime EFS, LLC	New Jersey
Shypdirect, LLC	New Jersey
Shyp FX, Inc.	New Jersey
TLSS Acquisition, Inc.	Delaware
Shyp CX, Inc.	New York